Exhibit d(i)

Dated 11 March 2013

ELAN CORPORATION PLC

AND

J&E DAVY

REPURCHASE DEED IN RESPECT OF SHARES IN

ELAN CORPORATION, PLC

A & L GOODBODY

THIS DEED is dated 11 March 2013 and is made between:

1)	Elan Corporation, plc (registered no. 30356) a public limited company having its registered office at Treasury Building, Lower Grand Canal Street, Dublin 2 (the Company); and

2)	J&E Davy (registered no. 106680) a private unlimited company having its registered office at Davy House, 49 Dawson Street, Dublin 2, Ireland (Davy),

(each a Party and together the Parties)

RECITALS

A.
The Company is a public limited company incorporated in Ireland whose Ordinary Shares (IE0003072950) are admitted to trading on the main market for listed securities of the Irish Stock Exchange and whose ADSs are listed on the New York Stock Exchange.

B.
The Company wishes to undertake a tender offer share repurchase of Ordinary Shares with a value of up to US$1 billion, pursuant to which its shareholders will tender some or all of their Ordinary Shares (including Ordinary Shares represented by ADSs) for purchase by Davy at the Tender Offer Price (as hereinafter defined).

C.
Davy has agreed to purchase, as principal, the Tendered Shares (as hereinafter defined) pursuant to the Tender Offer. If (i) Davy cannot purchase the Tendered Shares as principal without breaching the SARs or (ii) in the event each of the Parties agree in writing , the Parties agree that Davy shall, to the extent permissible, purchase the Tendered Shares as agent for the Company on terms which will be mutually agreed between them.

D.	Davy has agreed to sell and the Company has agreed to purchase the Tendered Shares in accordance with the terms and conditions of this Deed.

IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1.	In this Deed unless the context otherwise requires:

1963 Act means the Companies Act, 1963 (as amended);

1990 Act means the Companies Act, 1990 (as amended);

Actual Consideration means a cash amount equal to the Tender Offer Price multiplied by the number of Tendered Shares;

ADR means an American depositary receipt representing an ADS;

ADS means an American depositary share, each representing one Ordinary Share, evidenced by ADRs, issued by Citibank N.A., as depositary, pursuant to a deposit agreement dated 3 February 2012;

Business Day means any day (other than a Saturday or Sunday) on which lending banks in Dublin are normally open for business;

Companies Acts mean the Irish Companies Acts 1963 – 2012;

Completion means Repurchase Completion;

Confidential Information means any and all information not at present in the public domain which (i) is used in or otherwise relates to the affairs of the Company; or (ii) in respect of which the Company is bound by an obligation of confidence to a third party; or (iii) which is received or obtained as a result of entering into or performing, or which is supplied by or on behalf of a party in the negotiations leading to, this Deed;

Cut Off Time means 4.30 p.m. on 17 April 2013 (Dublin time), or if the closing date is amended pursuant to the terms of paragraph 2.23 of Part IV of the Tender Offer, 4.30 p.m. (Dublin time) on the day prior to the closing date stipulated by Davy;

EIS means Elan International Services Ltd, a Group company incorporated under the laws of Bermuda;

EIS Deed of Covenant means the deed of covenant entered into between EIS and Davy of even date herewith containing certain covenants by EIS in connection with the Tender Offer;

EGM means the extraordinary general meeting of the Company to be held on 12 April, 2013;

Exchange Rate Risk Movement Amount has the meaning ascribed thereto in the EIS Deed of Covenant;

Group means the Company and its subsidiaries within the meaning of section 155 of the 1963 Act;

Insolvency Event means where:

(i)
a member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

(ii)	a moratorium is declared in respect of any indebtedness of any member of the Group; or

(iii)
legal proceedings or other procedure or step is taken in relation to (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, examination, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group; or (b) a composition, compromise, assignment or arrangement with any creditor of any member of the Group; or (c) the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group), receiver, examiner, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or (d) enforcement of any security over any assets of any member of the Group having an aggregate amount of €10,000,000 or more; or (e) any analogous procedure or step is taken in any jurisdiction; or

(iv)
any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of €10,000,000 and is not discharged within 21 days; or

(v)	an event occurs, the effect of which is the Company will not have Profits Available for Distribution to purchase the Tendered Shares from Davy provided however that the taking of the actions described in paragraph 3 of Part VI of the Tender Offer Circular shall not be deemed to be an Insolvency Event;

Maximum  Relevant Stamp Duty Amount has the meaning ascribed thereto in the EIS Deed of Covenant;

Ordinary Shares means the ordinary shares of €0.05 each in the share capital of the Company;

Overpayment means the aggregate of an amount equal to the difference (if any) between the Total Maximum Consideration and the Actual Consideration, together with any bank interest payable (net of tax, costs and expenses) in respect of the Total Maximum Consideration;

Profits Available for Distribution shall have the meaning ascribed thereto in the Companies Acts;

Receiving Agent means Computershare Investor Services (Ireland) Limited;

Receiving Agent Agreement means the receiving agent agreement dated 11 March 2013 entered into between Davy, the Company and the Receiving Agent in connection with the Tender Offer;

Repurchase Completion means the completion of the sale and purchase of the Tendered Shares in accordance with clause 2;

SARs means the Irish Takeover Panel Act, 1997, Substantial Acquisition Rules, 2007;

Shareholder Approval means the passing of the resolution put to the shareholders of the Company at the EGM;

Tendered Shares means such number of Ordinary Shares that are successfully tendered for sale pursuant to the Tender Offer and Tendered Share means each of them;

Tender Offer means the tender offer share repurchase of Ordinary Shares up to a maximum value of US$1 billion, pursuant to which the Company’s shareholders may tender some or all of their Ordinary Shares (including Ordinary Shares represented by ADSs) for purchase by Davy at the Tender Offer Price;

Tender Offer Circular means the tender offer circular dated in or around the date of this Deed and sent by the Company to its shareholders describing the terms of the Tender Offer;

Tender Offer Completion means the completion of the Tender Offer in accordance with the terms set out in the Tender Offer Circular;

Tender Offer Price means the ‘Strike Price’ (as such terms is defined in the Tender Offer Circular) at which Davy will purchase all of the Tendered Shares, which will be determined in accordance with the terms of the Tender Offer Circular; and

Total Maximum Consideration means the sum of US$1 billion, excluding expenses.

1.2.	Headings are inserted for convenience only and do not affect the construction of this Deed.

1.3.	All references in this Deed to costs, charges or expenses include any value added tax or similar tax charged or chargeable on them, except to the extent recoverable.

1.4.	In this Deed, unless expressly stated otherwise or the context otherwise requires:

1.4.1.
references to persons are deemed to include references to natural persons, firms, partnerships, companies, corporations, associations, bodies corporate, trusts, investment funds, governments, states or agencies (in each case whether or not having a separate legal personality) but references to individuals are deemed to be references to natural persons only;

1.4.2.	words importing the singular include the plural and vice versa and words importing the masculine include references to the feminine and neuter and vice versa;

1.4.3.	subject to clause 5, reference to writing or similar expressions includes transmission by facsimile or electronic) means;

1.4.4.	a word or phrase the definition of which is contained or referred to in section 2 of the 1963 Act has the meaning attributed to it by that definition;

1.4.5.
a reference to this Deed, to any other document or to any specified provision of this Deed or any other document is a reference to this Deed, to such other document or to such provision as in force for the time being and as amended or supplemented from time to time;

1.4.6.	the terms “including” or “includes” shall be interpreted so as not to limit the meaning of any words preceding such terms;

1.4.7.
if any action or duty to be taken or performed under any of the provisions of this Deed would fall to be taken or performed on a day which is not a Business Day, such action or duty shall be taken or performed on the Business Day next following such day;

1.4.8.	all references to recitals, sections, clauses, paragraphs and schedules are to recitals in, sections, clauses and paragraphs of and schedules to this Deed;

1.4.9.	any reference to a person includes his or its successors, personal representatives and permitted assigns;

1.4.10.
words such as “hereby”, “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall unless the context clearly indicates to the contrary refer to the whole of this Deed and not to any particular section, clause or paragraph hereof; and

1.4.11.	any reference to a party or the Parties is a reference to a party or the Parties to this Deed unless the context otherwise admits or requires.

1.5.
It is acknowledged and agreed by the Parties that the provisions of this Deed have been negotiated, drafted and settled jointly by and on behalf of the Parties and accordingly if any question arises at any time as to the meaning, intent or interpretation of any provision or provisions of this Deed, no presumption or burden of proof shall arise in favour of or against any party solely as a result of the authorship of any of the provisions of this Deed.

2.	THE SALE AND PURCHASE COMMITMENTS

2.1.
Davy hereby agrees to sell to the Company (the Sale Commitment) and the Company hereby agrees to purchase (the Purchase Commitment) the Tendered Shares upon the terms and subject to the conditions of this Deed.

2.2.
Davy has agreed to purchase the Tendered Shares as principal.  If (i) Davy cannot purchase the Tendered Shares as principal without breaching the SARs; or (ii) if each of the Parties agree in writing , the Parties agree that Davy shall, to the extent permissible, purchase the Tendered Shares as agent for the Company on terms which will be mutually agreed between them.

2.3.
2.3.1.
Company Payment: The Company shall pay (subject to clauses 2.3.4 and 2.3.5 below) the Total Maximum Consideration to Davy, which must be received by Davy no later than the Cut-Off Time, in immediately available funds into an interest bearing Davy US dollar denominated account which shall be designated “Elan Tender Offer Trust Account” in a bank to be agreed by Davy and the Company both acting reasonably (which may, at the discretion of Davy, be a client account or Davy own account, but in either case, the funds shall be subject strictly to the terms and conditions of this Deed and only this Deed). The Total Maximum Consideration, together with any bank interest (net of tax, costs and expenses) payable thereon, shall be held on trust by Davy for the Company pending the earlier of either:

(i)	the onward payment by Davy of the Actual Consideration to the Receiving Agent pursuant to the Receiving Agent Agreement; or

(ii)	the occurrence of an Insolvency Event.

Notwithstanding any other term of this Deed or otherwise, upon payment of the Total Maximum Consideration to Davy, the Company hereby irrevocably agrees that it shall have no right, howsoever arising, to a return of the Total Maximum Consideration (or any part thereof) other than as set out in clauses 2.3.3, 2.3.4 and 2.3.5 below.  For the avoidance of doubt, any bank interest payable (net of costs, tax and expenses) in respect of the Total Maximum Consideration shall however be for the account of the Company.

2.3.2.
Davy Onward Payment: Subject always to clauses 2.3.3, 2.3.4 and 2.3.5 below, Davy hereby irrevocably undertakes to the Company to make an onward payment of the Actual Consideration to the Receiving Agent pursuant to the Receiving Agent Agreement as soon as reasonably practicable (by the next Business Day, if at all possible) and in any event within 3 Business Days of the Cut-Off Time.

2.3.3.
Trust Termination: Subject always to clauses 2.3.4 and 2.3.5 below, in the case of clause  2.3.3(ii) below upon the occurrence of the earlier of the events described in any of sub-clause (i) or sub-clause (ii) of clause 2.3.1 and in the case of 2.3.3(i) and 2.3.3 (iii) (if possible) immediately prior to the earlier of the events described in clause 2.3.1(i) and (ii) (and, if not possible then upon the occurrence of the earlier of these events) the following shall immediately occur without any further action being required or being deemed to be required:

(i)
the trust arrangement set out in Clause 2.3.1 between the Company and Davy in respect of that part of the Total Maximum Consideration which equals the Actual Consideration shall be automatically terminated such that Davy thereby immediately becomes absolutely and irrevocably entitled to the Actual Consideration and to all rights in or relating thereto and Davy shall be entitled to deal with the Actual Consideration as and how it sees fit, on its own account and in its absolute discretion;

(ii)
Davy shall immediately return, to the Company, the Overpayment (if any). In the event of an occurrence of the event described in sub-clause (i) clause 2.3.1, such return shall be done in accordance with the provisions of clause 2.3.5.

(iii)
the Company shall cease to have any rights, howsoever arising (whether under clause 2.3.4 or otherwise) to reclaim or seek to reclaim the Actual Consideration or any part thereof and Davy shall have full title to and no obligation to return the Actual Consideration.

2.3.4.	Other Repayment: If, following the payment by the Company of the Total Maximum Consideration pursuant to clause 2.3.1 above, either:

(i)	Davy does not comply with its obligations pursuant to clause 2.3.2;

(ii)	the Tender Offer lapses or does not complete in accordance with its terms,

then Davy shall immediately repay the Total Maximum Consideration received by them pursuant to clause 2.3.1, together with any bank interest payable (net of costs, tax and expenses) thereon, to the Company, in immediately available funds, to an account designated by the Company and Repurchase Completion shall not occur.

2.3.5.
Overpayment Return: Following the onward payment by Davy of the Actual Consideration as described in clause 2.3.1(i), Davy shall return the Overpayment (if any) to such account as may be designated by the Company for this purpose.  Davy shall use best endeavours to make that payment as soon as possible but in any event not later than 5 Business Days after the Cut Off Time.

2.3.6.
Company Acknowledgement: The Company acknowledges that the Tender Offer may lapse in accordance with its terms if Davy reasonably determines that the conditions contained in paragraph 2.1 of Part IV of the Tender Offer have not been satisfied, including where the Total Maximum Consideration has not been received by the Cut Off Time pursuant to this Deed and/or where the Maximum  Relevant Stamp Duty Amount and/or the Exchange Rate Risk Movement Amount have not been received by Davy pursuant to the EIS Deed of Covenant (and that Davy does not intend to exercise any right of waiver in those circumstances).

2.4.	Repurchase Completion: Subject always to clause 2.3.4 and strictly conditional upon:

2.4.1.	the Total Maximum Consideration having been received by Davy by the Cut Off Time in accordance with clause 2.3.1; and

2.4.2.	the Maximum Relevant Stamp Duty Amount and the Exchange Rate Risk Movement Amount having been received by Davy pursuant to the EIS Deed of Covenant

Repurchase Completion shall take place as soon as possible after the Tender Offer shall have been closed in accordance with its terms.  For the avoidance of doubt, Repurchase Completion shall take place following the Actual Consideration becoming the property of Davy as contemplated by clause 2.3.3.

2.5.	On the Repurchase Completion:

2.5.1.
Davy shall deliver to the Company such agreements, deeds and documents and take such actions as may be reasonably requested by the Company to transfer the Tendered Shares to the Company (provided that same does not prejudice the treatment of the transfer as being “on market”); and

2.5.2.	the Company will not be obliged to complete the purchase of any of the Tendered Shares unless the sale of all of the Tendered Shares is completed simultaneously.

2.6.	Cancellation: Following Repurchase Completion the Tendered Shares will be cancelled by the Company upon purchase.

2.7.	Powers of Attorney:

2.7.1.
In the event that the Company does not comply with its obligations on Repurchase Completion (or in the event that any action is required from the Company to facilitate clause 2.3.3) the Company hereby irrevocably appoints, by way of security, Davy and its directors as its attorney and in its name and on its behalf to execute, deliver and perfect (or to procure the execution, delivery and perfection of) any and all documents (including, without limitation, deeds or letters of acknowledgment confirming the sale or acquisition of the Tendered Shares) and do all things that Davy may reasonably consider necessary for carrying out any obligation imposed on the Company under this Deed.  This power of attorney shall be irrevocable (unless otherwise agreed in writing between the Parties to this Deed) and shall automatically cease and be of no further force or effect upon the Company having complied with all of its obligations pursuant to this Deed.  The Company shall be deemed to ratify and confirm all things lawfully done and all documents lawfully executed by Davy or its directors in the exercise of that power of attorney.

2.7.2.
In the event that Davy does not comply with its obligations under clause 2.3.4 or clause 2.3.5, Davy hereby irrevocably appoints, by way of security, the Company and its directors as its attorney and in its name and on its behalf to execute, deliver and perfect (or to procure the execution, delivery and perfection of) any and all documents (including, without limitation, any deeds or letters of acknowledgment confirming the Company’s right to the return of the Total Maximum Consideration as the case may be) and do all things that the Company may reasonably consider necessary for carrying out any obligation imposed on Davy under this Deed.  This power of attorney shall be irrevocable (unless otherwise agreed in writing between the Parties to this Agreement) and shall automatically cease and be of no further force or effect upon Davy having complied with its obligations pursuant to this Deed.  Davy shall be deemed to ratify and confirm all things lawfully done and all documents lawfully executed by the Company or its directors in the exercise of that power of attorney.

3.	ACTIONS PENDING COMPLETION

3.1.	Lapse of Tender Offer: If either:

(i)	the Shareholder Approval is not forthcoming at the EGM;

(ii)	the Company does not as at the Cut Off Time and at any point thereafter have sufficient Profits Available for Distribution to purchase the Tendered Shares pursuant to this Deed; or

(iii)	the conditions contained in paragraph 2.1 of Part IV of the Tender Offer are not satisfied or waived in accordance with the terms of the Tender Offer and the Tender Offer has thereby lapsed the Company shall immediately notify Davy of this fact (and vice versa in the case of paragraph 2.1.3 of Part IV of the Tender Offer) and shall promptly release an announcement to that effect to the Irish Stock Exchange and the New York Stock Exchange.

3.2.	Confirmation: The Company shall confirm in writing (and shall further warrant) to Davy on or immediately before the Cut-Off Time:

(i)
whether or not it has sufficient Profits Available for Distribution to complete the purchase of the Tendered Shares from Davy in full compliance with the Companies Acts, subject to Davy taking such action as is required on Completion, to ensure that the transaction is deemed to be an “on-market” transaction for the purposes of Section 212 of the 1990 Act, that it is in a position to complete the sale of the Tendered Shares to the Company in full compliance with the Companies Acts; and

(ii)
that the Company has no information which should or must be publicly disclosed by the Company pursuant to the Market Abuse (Directive 2003/6/EC) Regulations 2005 or any equivalent legislation in other applicable jurisdictions.

3.3.
Extension of Timetable:  If the Company determines pursuant to paragraph 2.23 of Part IV of the Tender Offer Circular, that it wishes to extend the period for tendering under the Tender Offer it shall be entitled to direct Davy (and Davy irrevocably agrees to comply with such direction) to extend the period for tendering under the Tender Offer provided that such extension complies with all applicable legal and regulatory requirements.  In such event, the Parties shall each use their best endeavours to procure that an announcement is promptly released to that effect to the Irish Stock Exchange and the New York Stock Exchange.

3.4.
No Extension of Timetable by Davy without Consent:  Davy hereby irrevocably undertakes and covenants with the Company that it shall not exercise any power it may have pursuant to paragraph paragraph 2.23 of Part IV of the Tender Offer Circular save as directed by the Company pursuant to clause 3.3.

3.5.
Revision of Tender Price/Scale of Tender Offer:  If the Company determines pursuant to paragraph paragraph 2.23 of Part IV of the Tender Offer Circular that it wishes to either change the maximum number of Ordinary Shares that can be tendered pursuant to the Tender Offer, the aggregate value of the Tender Offer and/or change the price range at which Ordinary Shares can be tendered pursuant to the Tender Offer, it shall be entitled to direct Davy to do so (and Davy irrevocably agrees to comply with such direction) subject to there being no increase in the Total Maximum Consideration.  In such event, the Parties shall each use their best endeavours to procure that an announcement is promptly released to that effect to the Irish Stock Exchange and the New York Stock Exchange.

3.6.
No Revision of Tender Price/Scale of Tender Offer by Davy Without Consent:  Davy hereby irrevocably undertakes and covenants with the Company that it shall not exercise any power it may have pursuant to paragraph 2.23 of Part IV of the Tender Offer Circular save as directed by the Company pursuant to clause 3.5.

3.7.
Change to Acceptance Procedure:  If the Company determines pursuant to the terms of the Tender Offer Circular that it wishes to alter the acceptance procedures, it shall be entitled to direct Davy to do so (and Davy irrevocably agrees to comply with such direction).  If any such changes are material in nature, the Parties shall each use their best endeavours to procure that an announcement is promptly released to that effect to the Irish Stock Exchange and the New York Stock Exchange.

3.8.
No Change to Acceptance Procedure by Davy Without Consent:  Davy hereby irrevocably undertakes and covenants with the Company that it shall not exercise any power it may have pursuant to the Tender Offer Circular to alter the acceptance procedures save as directed by the Company pursuant to clause 3.7.

3.9.
Actions of Davy pursuant to the Tender Offer:  Davy hereby irrevocably undertakes and covenants with the Company that it will at all times act reasonably in the exercise of its powers under the Tender Offer Circular, including without limitation, its powers pursuant to Part IV of the Tender Offer Circular, having consulted with and given due regard to the wishes of the Company in that respect.

3.10.
Information:  Each of the Parties hereby irrevocably covenants and undertakes to keep the other reasonably informed of the progress of the Tender Offer on a timely basis, including without limitation, as regards the level of tender offer acceptances received at any given time and of the likelihood of acceptance being received from material shareholders from time to time.

3.11.
Company Covenant:  The Company covenants that it shall not give a direction to Davy pursuant to this clause 3, the effect of which would be to prejudice the treatment of the acquisition of the Tendered Shares by the Company hereunder as an “on market” transaction for the purposes of Section 212 of the 1990 Act.

4.	DAVY WARRANTIES AND COVENANT

4.1.	Davy warrants and represents to the Company that:

(i)	it has full power and authority to enter into this Deed;

(ii)
from the date of acquisition of the legal and beneficial ownership of the Ordinary Shares under the Tender Offer (and ignoring for these purposes any rights created as a result of entering into this Deed), Davy or an affiliate will  retain, until the transfer of the Tendered Shares in accordance with the Sale Commitment, the  same title to  the Tendered Shares as was transferred to it pursuant to the Tender Offer ;

(iii)
that upon execution of this Deed by it, this Deed will constitute valid, binding and enforceable obligations on it and will not in any way (i) constitute a breach or default of the provisions of any other agreement or instrument to which it is bound, (ii) in respect of Davy’s execution and entry into this Deed require it to obtain any consent or approval from any other persons or (iii) result in a breach of any order, judgement or decree of any court of governmental agency;

(iv)
the purchase of the Tendered Shares by Davy or an affiliate under the Tender Offer satisfies each of the requirements contained in clauses (a) to (d) inclusive of Section 75(3) of the Stamp Duties Consolidation Act 1999 and will be treated as eligible for relief from stamp duty under that section; and

(v)	the purchase by the Company of the Tendered Shares pursuant to this Deed will constitute an “on market” transaction for the purposes of section 212 of the 1990 Act.

4.2.	Davy hereby irrevocably covenants and undertakes with the Company:

(i)
that, save where the Company does not (or is not able to) proceed to Completion, it shall not transfer or dispose of or grant security or other interest over any or all of the Tendered Shares (or part thereof) other than as provided for in this Deed; and

(ii)	to assign to the Company the benefit of all warranties, representations and claims it may have against Shareholders under the terms of the Tender Offer Circular.

5.	MISCELLANEOUS PROVISIONS

5.1.	None of the Parties to this Deed may assign any of its rights under or the provisions of this Deed without the prior written consent of each of the other Parties.

5.2.
This Deed will be binding on and enure for the benefit of the personal representatives, permitted assigns and successors in title to each of the Parties and references to the Parties will be construed accordingly.

5.3.	Confidentiality:

5.3.1.
Davy hereby undertakes to the Company that it shall preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose, transfer or use for its own or any other purposes Confidential Information except:

(i)	in the circumstances set out in clause 5.3.2;

(ii)	to the extent otherwise expressly permitted by this Deed; or

(iii)	with the prior written consent of the Company and of the party to whose affairs such Confidential Information relates.

5.3.2.	Davy is permitted to disclose Confidential Information:

(i)
where the Confidential Information is in or, after the date of this Deed, enters the public domain otherwise than as a result of: (i) a breach by Davy of its obligations in this clause 5.3 or (ii) a breach by the person who disclosed that Confidential Information of a confidentiality obligation where Davy is or was aware of such breach;

(ii)	if and to the extent that Davy disclose Confidential Information to any person (including by public announcement, if required):

(i)	in compliance with any requirement of law; or

(ii)	in response to the rules of or a requirement of any securities exchange, regulatory or governmental authority or court;

provided that any such information disclosable pursuant to sub-clauses (a) or (b) may, to the fullest extent permitted by law but only to the extent reasonably practicable, be disclosed only after prior consultation with the Company.

5.4.
Takeover Rules: Notwithstanding any term of this Deed, the Company shall take no action and shall not do any matter, act or thing or refrain from doing so the consequence of which would be that Davy would be required to make a bid under Rule 9 of the Irish Takeover Rules.

5.5.
Severability: All the terms and provisions of this Deed are distinct and severable, and if any term or provision is held or declared to be unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it will, to that extent only, be deemed not to form part of this Deed, and the enforceability, legality and validity of the remainder of this Deed will not in any event be affected.  The Parties shall then use all reasonable endeavours to agree to replace the unenforceable, illegal or void term or provision with a term or provision which is legal and enforceable and which has an effect that is as near as possible to the intended effect of the term or provision to be replaced.

5.6.	Survival: This Deed (other than any obligations which have already been fully performed) remains in full force and effect following Completion.

5.7.
Remedies Cumulative: The provisions of this Deed and the rights and remedies of the Parties are independent, cumulative and are without prejudice and in addition to any other rights or remedies which a party may have whether arising under common law, statute, custom or otherwise.  The exercise by a party of any one right or remedy under this Deed or at law or in equity will not (unless expressly provided in this Deed or at law or in equity) operate so as to hinder or prevent the exercise by that party of any other right or remedy.

5.8.
Waiver: A waiver by the Company of any breach by Davy of any of the terms, provisions or conditions of this Deed, or the acquiescence of the Company in any act (whether commission or omission) which but for such acquiescence would be a breach, will not constitute a general waiver of the term, provision or condition or of any subsequent act which is inconsistent with it.

5.9.
Further Assurance:  At the request of the Company, Davy shall (and shall procure that any other necessary parties will) as soon as possible following and in any event within 2 Business Days of the request execute and do all such documents, acts and things as may reasonably be required subsequent to the Repurchase Completion by the Company for assuring to or vesting in the Company (including its nominee or nominees) the ownership of the Tendered Shares.  All Parties agree to act in good faith in connection with the transactions contemplated by this Deed and the Tender Offer Circular.

5.10.	Notices:

5.10.1.
Any notice or other communication to be given or served under this Deed (including, but not limited to, a Notice) shall be in writing, addressed to the relevant party and expressed to be a notice or communication under this Deed and, without prejudice to the validity of another method of service (subject to clause 5.10.2), may be sent by registered post, courier or facsimile addressed as follows:

to the Company:                  Elan Corporation, plc
Treasury Building
Lower Grand Canal Street
Dublin 2
Ireland

Attention: William F. Daniel, Company Secretary

Fax: +353 1 709 4700

to Davy:                            Davy
Davy House
49 Dawson Street
Dublin 2
Ireland

Attention:  Eugenée Mulhern, Director, Davy Corporate Finance

Fax:  +353 1 6796366

or to such other address or facsimile number as the addressee may have previously substituted by notice.

5.10.2.	A notice or other communication will be deemed to have been duly served or given:

(1)	in the case of delivery, at the time of delivery;

(2)
in the case of posting (by registered post), 48 hours after posting (and proof that the envelope containing the notice or communication was properly addressed, registered and will be sufficient evidence that the notice or other communication has been duly served or given);

(3)	in the case of despatch by courier, 24 hours after despatch; or

(4)	in the case of facsimile, upon transmission, subject to the correct code or facsimile number being received on the transmission report;

but if a notice is given or served at business premises other than between 9.00 am and 5.30 pm on a Business Day, it will be deemed to be given or served on the next following Business Day.

5.10.3.
A party giving or serving a notice or other communication under this Deed by facsimile shall also give or serve a copy by registered post or courier, but without prejudice to the validity and effectiveness of the service by facsimile.

5.11.
Counterparts: This Deed may be executed in any number of counterparts, and by the several Parties to it on separate counterparts, each of which when so executed will constitute an original but all of which together will evidence the same Deed.

5.12.
Governing Law:  This Deed and all relationships created by it and arising out of or in connection with it, together with all disputes, will in all respects be governed by and construed in accordance with the laws of Ireland.

5.13.	Jurisdiction: The Parties agree that the Irish courts will have exclusive jurisdiction to hear, settle and/or decide any dispute.

5.14.	Whole Agreement: This Deed supersedes all prior representations, arrangements, understandings and agreements between the Parties in respect of the subject matter of this Deed.

IN WITNESS whereof this Deed has been duly executed by the Parties as a deed on the date set out at the beginning of this Deed.

GIVEN under the common seal of:	/s/ Nigel Clerkin
ELAN CORPORATION PLC	Authorized Officer
in the presence of
/s/ William F. Daniel
Secretary

GIVEN under the common seal of:	/s/ Barry Nangle
J&E DAVY
Director
in the presence of
/s/ Peter Newman
Director/Secretary